Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Inverness Medical Innovations, Inc.

Waltham, MA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Pre-Effective Amendment No. 4 to the Registration Statement on Form S-3 of Inverness Medical Innovations, Inc. (the “Company”) of our report dated August 21, 2003 (except for the matter disclosed in Note 13, for which the date is August 27, 2003) relating to the consolidated financial statements of Applied Biotech, Inc. and subsidiary appearing in the Company’s current report on Form 8-K/A, filed on November 10, 2003.

BDO Seidman, LLP

Boston, Massachusetts

February 10, 2005